EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

JUDITH R. HABERKORN ELECTED TO EXPRESSJET BOARD

            HOUSTON, June 1, 2006 - ExpressJet Holdings (NYSE: XJT) today announced the election of Judith R. Haberkorn to fill the vacancy on the Board of Directors resulting from the previously announced resignation of Thomas W. Horton.  The remaining members of the company’s board elected Ms. Haberkorn.

            Ms. Haberkorn retired in June 2000, having served as President—Consumer Sales & Service for Bell Atlantic Corp. since December 1998.  She held various other positions with Bell and its predecessors beginning in 1968, including President—Public & Operator Services and Vice President—Materials Management.  Ms. Haberkorn is also a director of Armstrong World Industries, Inc., and Enesco Corporation, and a member of the advisory board of Norfolk Southern Railroad.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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